FIRST BANCORP
News Release

For Immediate Release:	Inquiries:
January 3, 2023	Hillary Kestler, PR Director
704.644.4137
hkestler@localfirstbank.com

FIRST BANCORP COMPLETES ACQUISITION OF GRANDSOUTH BANCORPORATION

Southern Pines, NC, January 3, 2023 – First Bancorp (NASDAQ: FBNC) announced today the completion of its acquisition of GrandSouth Bancorporation (“GrandSouth”), the parent company of GrandSouth Bank, on January 1, 2023. The merger solidifies First Bank’s position as one of the leading banks headquartered in the Carolinas, with total assets of approximately $12 billion and 118 branches.

Mike Mayer, President and CEO of First Bank, stated, “We are very pleased that our merger with GrandSouth Bank is now official. We welcome our new customers, associates, and shareholders to First Bank. GrandSouth Bank customers can expect to continue to receive the same high level of service to which they are accustomed. Additionally, GrandSouth Bank branches will continue to operate under their current name until a systems conversion of customer accounts, which is scheduled for March 2023, and GrandSouth Bank customers should continue to conduct their business with their current GrandSouth Bank branches until that time. We will be in touch with customers in advance of the conversion to ensure a smooth transition.” Mr. Mayer continued, “We also welcome Mason Garrett and Randy Potter to our Board of Directors and look forward to working together for our shareholders.”

JB Schwiers, President & CEO of GrandSouth Bank, stated, “We are very pleased with the merger with First Bank. The community model valued at both institutions is something our customers are accustomed to and enjoy. While we are working toward a smooth conversion we want to thank our customers and team members for their loyalty over the years. We have been warmly welcomed by the First Bank team members, and we expect a smooth integration for employees and customers alike. I would like also to thank GrandSouth shareholders and customers for the loyal support they have shown over the years and for what I expect will be many more years to come.”

Under the terms of the merger agreement, GrandSouth shareholders will receive 0.91 shares of First Bancorp common stock for each share of GrandSouth common and preferred stock. Any fractional shares resulting from the exchange will be paid cash at a rate of $38.98 per share. Shareholders of GrandSouth who own their shares of stock in book entry form or hold their shares with brokers will have their shares automatically converted to shares of First Bancorp, with no action required. Shareholders who hold stock certificates of GrandSouth will be mailed instructions in the near future for converting their shares of GrandSouth to First Bancorp stock.

Also, under the merger agreement, GrandSouth’s subsidiary bank, GrandSouth Bank, has merged with and into First Bancorp’s subsidiary bank, First Bank. First Bank will continue to operate the eight branches of GrandSouth Bank under the GrandSouth Bank name until a systems conversion planned for mid-March 2023.

Keefe, Bruyette & Woods, Inc. served as financial advisor to First Bancorp and Brooks, Pierce, McLendon,

Humphrey & Leonard, LLP provided legal counsel. Piper Sandler & Co. served as financial advisor to GrandSouth and Nelson Mullins Riley & Scarborough LLP served as legal counsel.
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About us:
First Bank is the banking subsidiary of First Bancorp and is headquartered in Southern Pines, North Carolina, with total assets of approximately $12 billion. As a state-chartered community bank, First Bank operates 118 bank branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bancorp's common stock is traded on the NASDAQ Global Select Market under the symbol "FBNC." Visit our website at www.LocalFirstBank.com. Member FDIC, Equal Housing Lender.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," "anticipate," or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the "Risk Factors" section of the Company's most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.